Exhibit 99.1
Michael Y. McGovern Elected to
Tronox Incorporated Board of Directors
     Oklahoma City, April 15, 2008 — Michael Y. McGovern has been elected to the Tronox Incorporated (NYSE: TRX, TRX.B) board of directors, effective April 10, 2008.
     With more than 34 years of business experience, McGovern has more than 25 years of executive leadership experience in chemical and energy related industries. Since January 2008, he has served as executive advisor of Cadent Energy Partners, a private equity firm. In addition, he has served as non-executive chairman of Vermillion Bay Exploration, Inc., since 2007.
     McGovern’s extensive experience includes serving as president and chief executive officer of Pioneer Companies from 2002 to 2007 and chairman from 2006 to 2007; president and chief executive officer of Coho Energy, Inc. from 2000 to 2002; managing director of Pembrook Capital Corporation from 1998 to 2000; chairman and chief executive officer of Edisto Resources Corporation and Convest Energy Corporation from 1993 to 1997; and president and chief executive officer of Ironstone Group, Inc. and American National Petroleum Company from 1986 to 1993. He began his career as an auditor with Arthur Andersen, LLP in 1974.
     McGovern, 56, received a Bachelor of Science degree in business from Centenary College in Shreveport, La., and attended business school at Tulane University in New Orleans.
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Media Contact:	Debbie Schramm Direct: 405-775-5177 Cell: 405-830-6937 debbie.schramm@tronox.com

Investor Contact:	Robert Gibney Direct: 405-775-5105 robert.gibney@tronox.com
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